FOR IMMEDIATE RELEASE
October 31, 2008

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports 2008 Third Quarter Operating Results

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”) (OTC Bulletin Board:  FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced consolidated net income of $78,000, or $0.03 per share for the quarter ended September 30, 2008 as compared to net income of $31,000, or $0.01 per share for the same quarter in 2007.

The Company’s assets decreased $5.9 million, or 4.0%, to $142.9 million at September 30, 2008 from $148.8 million at December 31, 2007.  Cash and cash equivalents increased $1.3 million, or 26.0%, to $6.3 million at September 30, 2008 from $5.0 million at December 31, 2007.  Loans receivable decreased $5.7 million, or 5.6%, to $95.8 million as of September 30, 2008 from $101.5 million as of December 31, 2007.  Mortgage-backed securities increased $3.3 million, or 13.0%, to $28.7 million as of September 30, 2008 from $25.4 million as of December 31, 2007.  Investment securities decreased $4.5 million, or 69.2%, to $2.0 million as of September 30, 2008 from $6.5 million as of December 31, 2007.

Total deposits decreased $5.2 million, or 5.1%, to $97.5 million at September 30, 2008 from $102.7 million at December 31, 2007. Borrowings from the Federal Home Loan Bank of New York (“FHLB”) decreased $1.3 million, or 4.6%, to $27.0 million at September 30, 2008 from $28.3 million at December 31, 2007.

Total stockholders’ equity increased $110,000 to $15.7 million as of September 30, 2008 from $15.6 million as of December 31, 2007.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended September 30, 2008, the Company did not repurchase any shares. As of September 30, 2008, 5,060 shares have been repurchased as part of the Company’s current repurchase program at a weighted average price of $5.67.

INCOME INFORMATION – Three month periods ended September 30, 2008 and 2007

Net income increased $47,000, to $78,000 for the quarter ended September 30, 2008 from $31,000 for the quarter ended September 30, 2007.  The increase in net income for the quarter was primarily due to decreases of $150,000 in interest expense on deposits, $100,000 in interest expense on borrowings from the FHLB of New York, $90,000 in non-interest expense and an increase of $36,000 on non-interest income, which were partially offset by a decrease of $308,000 in interest income and an increase of $21,000 in income taxes.

INCOME INFORMATION – Nine month periods ended September 30, 2008 and 2007

Net income decreased $327,000, to $89,000 for the nine months ended September 30, 2008 from $416,000 for the nine months ended September 30, 2007.  The decrease in net income for the nine month period ended September 30, 2008 was primarily due to decreases of $843,000 in interest income and $468,000 in non-interest income and an increase of $78,000 in income taxes, which were partially offset by decreases of $218,000 in interest expense on deposits, $284,000 in interest expense on borrowings from the FHLB of New York, $558,000 in non-interest expense and $2,000 in provision for loan losses. For the nine month period ended September 30, 2007, non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of the Company’s former CEO and President, Anthony J. Monteverdi. During the same period in 2007, non-interest expense included the one time accrual of $221,000 for the accelerated vesting of stock options and restricted stock following the death of Mr. Monteverdi.

Additional financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

	September 30,	December 31,
	2008	2007
	(dollars in thousands)
Total Assets	$142,875	$148,839
Loans Receivable	95,778	101,483
Investment Securities	2,000	6,492
Mortgage-backed Securities	28,720	25,351
Cash and Cash Equivalents	6,252	4,968
Deposits	97,536	102,672
Borrowings	27,015	28,252
Stockholders’ Equity	15,672	15,562

CONDENSED OPERATING DATA

	AT OR FOR THE THREE		AT OR FOR THE NINE
	MONTHS ENDED SEPTEMBER 30,		MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Total Interest Income	$1,943	$2,252	$5,988	$6,831
Total Interest Expense on Deposits	576	726	1,935	2,153
Total Interest Expense on Borrowings	265	365	852	1,137
Net Interest Income	1,102	1,161	3,200	3,541
Provision for Loan Losses	-	-	-	2
Non-interest Income	113	77	258	726
Non-interest Expense	1,101	1,191	3,328	3,886
Income Taxes (Benefit)	37	16	41	(37)
Net Income	$78	$31	$89	$416

PERFORMANCE RATIOS

Return on Average Assets	0.22%	0.08%	0.08%	0.36%
Return on Average Equity	1.99%	0.78%	0.76%	3.55%
Interest Rate Spread	3.10%	3.01%	2.93%	3.01%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.20%	0.19%	0.20%	0.19%
Non-performing Loans to Total Assets	0.52%	0.20%	0.52%	0.20%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted Total Assets	11.25%	10.79%	11.25%	10.79%